Exhibit 99.2

RISK FACTORS

Any investment in our securities involves a number of risks and uncertainties, including the risks described below. If any of the following risks actually occur, our business, financial condition and results of operations could be materially affected. As a result, the trading price of our shares could decline, perhaps significantly, and you could lose all or part of your investment. The risks discussed below are not the only ones we face. Additional risks that are currently unknown to us or that we currently consider to be immaterial may also impair our business or adversely affect our financial condition or results of operations. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risks Relating to the Domestication and Reorganization

The Domestication may result in adverse tax consequences for you.

As discussed more fully under “Material U.S. Federal Income Tax Consequences of the Domestication” below, we intend to take the position that the Domestication will constitute a tax-free reorganization within the meaning of Section 368(a)(l)(F) of the Code. Assuming that the Domestication so qualifies, U.S. holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of Axovant common shares or warrants will be subject to Section 367(b) of the Code and, as a result, such U.S. holders may be subject to U.S. federal income tax as a result of the Domestication depending on their status. Although it is not entirely free from doubt, because the warrants are pre-funded warrants, we believe the warrants should be treated as Axovant common shares for U.S. federal income tax purposes and a holder of warrants should generally be taxed in the same manner as a holder of Axovant common shares, as described below. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and all references to Axovant common shares include warrants (including with respect to the determination of percentage ownership of a holder).

If you are a U.S. holder who owns Axovant common shares that have a fair market value of less than $50,000 at the time of the Domestication, you generally will not recognize any gain or loss and will not be required to include any part of Axovant’s earnings in income.

If you are a U.S. holder who owns Axovant common shares with a fair market value of $50,000 or more, but less than 10% (actually or constructively) of (i) the total combined voting power of all classes of our shares entitled to vote at general meetings of Axovant on the day of the Domestication and (ii) the total value of all classes of our shares at the time of the Domestication, then except as noted below, you must generally recognize gain (but not loss) with respect to such common stock of Sio Gene Therapies received in the Domestication, even if you continue to hold your stock and have not received any cash as a result of the Domestication. As an alternative to recognizing gain, however, such U.S. holder may elect to include in income the “all earnings and profits amount,” as the term is defined in Treasury Regulation Section 1.367(b)-2(d), attributable to its common shares in Axovant provided certain other requirements are satisfied. The income so included pursuant to this election generally would be treated as dividend income. Notwithstanding the foregoing, however, we, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication, in which case, the amount of the inclusion could potentially be zero; however, we cannot guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. If our cumulative earnings and profits are not greater than zero through the day of the Domestication, the making of an election to include the person’s share of the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to the conversion of the Axovant common shares in the Domestication. THE TAX CONSEQUENCES OF THE DOMESTICATION ARE COMPLEX AND WILL DEPEND ON A HOLDER’S PARTICULAR CIRCUMSTANCES. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO READ CAREFULLY OUR DESCRIPTIONS OF THE ELECTION IN “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION” BELOW, AS WELL AS TO CONSULT ITS OWN TAX ADVISOR FOR A FULL DESCRIPTION OF THE TAX CONSEQUENCES OF THE DOMESTICATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

If a U.S. holder owns Axovant common shares with 10% (actually or constructively) or more of the total combined voting power of all classes of our shares entitled to vote at general meetings of Axovant on the day of the Domestication or 10% or more of the total value of all classes of our shares at the time of the Domestication, such U.S. holder will generally be required to pay taxes on a deemed dividend equal to the “all earnings and profits amount” attributable to its common shares in Axovant. As noted above, we, in consultation with our tax return preparer, do not expect that our cumulative earnings and profits will be greater than zero through the day of the Domestication; however, we cannot guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares for U.S. federal tax purposes. EACH U.S. HOLDER IS STRONGLY URGED TO CONSULT ITS OWN TAX ADVISOR.

If we are (or were at any time during such U.S. holder’s holding period) characterized as a passive foreign investment company (“PFIC”), U.S. holders of our common shares may suffer adverse tax consequences in connection with the Domestication. In addition, special information reporting may be required. We do not believe that we will be currently (for our taxable year ending on the date of the Domestication), or have been, characterized as a PFIC; however, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. See “Material U.S. Federal Income Tax Consequences of the Domestication.”

If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication” below) of our common shares or warrants, you may become subject to withholding tax on any dividends paid on the common shares of Sio Gene Therapies subsequent to the Effective Time. Please read the following information which provides more details on the potential tax consequences of the Domestication.

For a more detailed description of the material U.S. federal income tax consequences associated with the Domestication, please read “Material U.S. Federal Income Tax Consequences of the Domestication.” THE TAX CONSEQUENCES OF THE DOMESTICATION ARE COMPLEX AND WILL DEPEND ON A HOLDER’S PARTICULAR CIRCUMSTANCES. WE STRONGLY URGE YOU TO CONSULT WITH YOUR OWN TAX ADVISOR FOR A FULL DESCRIPTION OF THE TAX CONSEQUENCES OF THE DOMESTICATION, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS.

Currently, your rights as a shareholder of Axovant arise under Bermuda law as well as our existing Bermuda memorandum of continuance and bye-laws. Upon effectiveness of the Domestication, your rights as a stockholder of Axovant will arise under Delaware law as well as our new Delaware certificate of incorporation and bylaws.

Upon effectiveness of the Domestication, the rights of stockholders of Sio Gene Therapies will arise under the new certificate of incorporation and bylaws of Sio Gene Therapies as well as Delaware law. Those new organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided under Bermuda law. No similar right is available under Delaware law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law. This change could increase the likelihood that we become involved in costly litigation, which could harm our business. Additionally, there are differences between the new organizational documents of Sio Gene Therapies and the current organizational documents of Axovant. For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the Delaware General Corporation Law (“DGCL”), the new Sio Gene Therapies bylaws will not contain provisions similar to the business combination provisions in our current bye-laws. In addition, while our current bye- laws require approval of our shareholders to amend any provision of the bye-laws, the new Sio Gene Therapies bylaws may generally be amended by the board of directors of Sio Gene Therapies, as permitted under the DGCL. However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication. There can be no assurance that the rights afforded by Section 203 of the DGCL will not be changed or rescinded by the Delaware legislature or courts in the future.

For a more detailed description of your rights as a stockholder of Sio Gene Therapies and how they may differ from your rights as a shareholder of Axovant, please see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies” in this prospectus. Forms of the new certificate of incorporation and bylaws of Sio Gene Therapies are attached as Appendix A and Appendix B to the prospectus included in our registration statement on Form S-4 (File No. 333-249279), filed with the SEC on October 2, 2020, and we urge you to read them.

Risks Relating to Our Business, Financial Position and Capital Requirements

The intended tax effects of our corporate structure prior to and following the Domestication and our proposed corporate reorganization (the "Reorganization"), and intercompany arrangements prior to the Domestication and Reorganization, depend on the application of the tax laws of various jurisdictions and on how we operate our business.

The Reorganization involved the tax authorities and related rules and regulations of multiple international jurisdictions. In connection with the Reorganization, we relied on the availability of certain exemptions from tax, and losses and other deductions, in certain such jurisdictions in respect of steps being taken as part of the Reorganization, which are complex. If the tax authorities of any such jurisdictions do not agree with such exemptions, losses or deductions, we may be subject to tax charges and liabilities. Following the Domestication and Reorganization, we will have subsidiaries that are domiciled in the U.K., Switzerland and Ireland. Our corporate structure, including the manner in which we develop and use our intellectual property, will be organized so that we can achieve our business objectives in a tax-efficient manner following the Domestication and Reorganization. Historically, we have conducted operations prior to the Domestication and Reorganization through subsidiaries in various countries and tax jurisdictions, including the U.K. and Switzerland, in part through intercompany service agreements between Roivant Sciences Ltd. ("RSL") and certain of its subsidiaries, our subsidiaries and us. In that case, our corporate structure and intercompany transactions, including the manner in which we developed and used our intellectual property, were organized to achieve our business objectives in a tax-efficient manner and in compliance with applicable transfer pricing rules and regulations. If two or more affiliated companies are located in different countries or tax jurisdictions, the tax laws and regulations of each country generally will require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation be maintained to support the transfer prices. While we believe that we have operated in compliance with applicable transfer pricing laws, our transfer pricing procedures are not binding on applicable tax authorities. If tax authorities in any of these countries were to successfully challenge our transfer prices as not reflecting arms’ length transactions in historical periods prior to the Domestication and Reorganization, they could require us to adjust our transfer prices and thereby reallocate our income to reflect these revised transfer prices, which could result in a higher tax liability to us. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If tax authorities were to allocate income to a higher tax jurisdiction, subject our income to double taxation or assess interest and penalties, it would increase our consolidated tax liability, which could adversely affect our financial condition, results of operations and cash flows.

Significant judgment is required in evaluating our tax positions and determining our provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. For example, our effective tax rates could be adversely affected by changes in foreign currency exchange rates or by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. As we intend to operate in more than one country and taxing jurisdiction, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by tax authorities of these jurisdictions. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. In addition, tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. Moreover, certain relevant tax, accounting and other laws have special application with respect to “affiliated,” “combined” or similar groups, which included RSL and its subsidiaries prior to March 2020, and which may impact the tax liabilities of the companies. We continue to assess the impact of such changes in tax laws on our business and may determine that changes to our structure, practice or tax positions are necessary in light of such changes and developments in the tax laws of other jurisdictions in which we operate. Such changes may nevertheless be ineffective in avoiding an increase in our consolidated tax liability, which could harm our financial condition, results of operations and cash flows.

Changes in our effective tax rate may reduce our net income in future periods.

Our tax position could be adversely impacted by changes in tax rates, tax laws, tax practice, tax treaties or tax regulations or changes in the interpretation thereof by the tax authorities in Ireland, the United States and other jurisdictions for periods following the Domestication and Reorganization, and also Europe (including the U.K. and Ireland), the United States and other jurisdictions for historical periods prior to the Domestication and Reorganization. Such changes may become more likely as a result of recent economic trends in the jurisdictions in which we operate, particularly if such trends continue. If such a situation was to arise, it could adversely impact our tax position and our effective tax rate. Failure to manage the risks associated with such changes, or misinterpretation of the laws providing such changes, could result in costly audits, interest, penalties and reputational damage, which could adversely affect our business, results of our operations and our financial condition.

Our actual effective tax rate may vary from our expectation and that variance may be material. A number of factors may increase our future effective tax rates, including: (1) the jurisdictions in which profits are determined to be earned and taxed; (2) the resolution of issues arising from any future tax audits with various tax authorities; (3) changes in the valuation of our deferred tax assets and liabilities; (4) increases in expenses not deductible for tax purposes, including transaction costs and impairments of goodwill in connection with acquisitions; (5) changes in the taxation of stock-based compensation; (6) changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and (7) challenges to the transfer pricing policies related to our structure prior to the Domestication and Reorganization.

THE DOMESTICATION

General

Axovant will effect the Domestication by filing a notice of discontinuance with the Bermuda Registrar of Companies and filing a certificate of corporate domestication and a certificate of incorporation of Sio Gene Therapies with the Secretary of State of the State of Delaware. The Domestication does not require the approval of any of the shareholders of Axovant. Under Bermuda and Delaware law, the domestication of Axovant in Delaware is deemed effective upon the filing of the certificate of corporate domestication and the certificate of incorporation with the Secretary of State of the State of Delaware. In addition, Sio Gene Therapies must file with the Bermuda Registrar of Companies a copy of the certified copy of the certificate of corporate domestication of Axovant issued by the Secretary of State of the State of Delaware within 30 days of the date of the issuance of the certified copy by the Secretary of State of the State of Delaware. Upon making this filing in Bermuda, the Bermuda Registrar of Companies will issue a certificate of discontinuance and, at that time, we shall cease to be registered as a company in Bermuda. We intend to file the copy of the certified copy of the certificate of corporate domestication with the Bermuda Registrar of Companies on the same day the certified copy is issued by the Secretary of State of the State of Delaware.

In connection with the Domestication, Sio Gene Therapies will adopt new bylaws, which, together with the new certificate of incorporation filed in Delaware, will be the organizational documents of Sio Gene Therapies after the Domestication. As part of the Domestication, we also intend to complete the Reorganization to align our corporate structure with current and future business activity.

Background and Reasons for the Domestication and Reorganization

We are dedicated to realizing the potential of gene therapies to offer transformative patient outcomes in areas of high unmet medical need and extending the reach of gene therapies to highly prevalent neurological disorders like Parkinson’s disease. We have assembled a portfolio of gene therapies in partnership with leading scientific institutions and have built a team with extensive experience in the gene therapy space. Our vision is to build the world’s leading gene therapy company for the treatment of neurodegenerative diseases by progressing our current programs and identifying, developing and commercializing other novel gene therapy treatments for neurodegenerative diseases.

Axovant has historically maintained a corporate structure of seven direct and indirect subsidiaries in various jurisdictions, including the United Kingdom, Switzerland, Bermuda and the United States for various financial, legal and tax reasons. Axovant Gene Therapies Ltd., while incorporated in Bermuda, oversaw the global operations through the exercise of central management and control in the U.K. and conducted regular board of director and shareholder meetings in the U.K. Axovant’s Swiss subsidiary owned all of our intellectual property; governed, exploited and protected the intellectual property for development and commercialization through such subsidiary’s board of directors and management. Maintaining this structure is a time-consuming, expensive operation, which has become less justifiable after the failure of our clinical trials for, and the discontinuation of development of, intepirdine and nelotanserin in 2018. This led to a dramatic shift in our strategy and business plan toward becoming a company focused on development of gene therapies.

Our board of directors believes that the Domestication and Reorganization will, among other things:

•	Simplify our corporate governance structure that was previously established by Roivant Sciences Ltd. when it was our controlling shareholder;

•	Reduce the number of subsidiaries within our corporate structure, resulting in more efficient and less costly governance and administration (such as conducting operations, payroll and intellectual property management from one subsidiary);

•	Reduce our exposure to the potential consequences of certain tax regimes, such as the U.K. tax regime, in connection with the simplification of our corporate holding and governance structure;

•	Relocate our jurisdiction of organization to one that has a body of law more familiar to our officers, our employees, our board of directors and many of our shareholders; and

•	Provide legal, administrative and other similar efficiencies.

For many years, Delaware has been a leader in adopting, implementing and interpreting comprehensive and flexible corporate laws that are responsive to the legal and business needs of corporations.

In September 2019, our management initially proposed to the audit committee of our board of directors to initiate an analysis of a change in our jurisdiction of incorporation from Bermuda to the state of Delaware and accompanying internal corporate reorganization. In March 2020, our management presented an updated proposal of the Domestication and Reorganization to the audit committee of our board of directors as well as the full board of directors, and the audit committee preliminarily concurred with such proposal and directed management to continue analyzing the effects of certain variations on the proposed structure. In June 2020, our management presented to the audit committee of our board of directors the results of this further analysis and an updated proposal, and received the committee’s approval to present the proposal for the Domestication and Reorganization to our full board of directors. In October 2020, our board of directors approved the Domestication and Reorganization.

Effects of the Domestication and Reorganization

The Companies Act 1981 of Bermuda, as amended (the “Companies Act”) permits a Bermuda exempted company to discontinue from Bermuda and continue in an appointed jurisdiction (which includes Delaware) as if it had been incorporated under the laws of that other jurisdiction. The Companies Act and our current bye-laws authorize our board of directors to discontinue Axovant to a jurisdiction outside of Bermuda (in this case, Delaware) without a shareholder vote. Consequently, we are not asking for any vote or soliciting proxies with respect to the Domestication. The Companies Act does not provide shareholders with statutory rights of appraisal in relation to a discontinuance under the Companies Act.

Section 388 of the DGCL provides that an entity organized in a country outside the United States may become domesticated as a corporation in Delaware by filing in Delaware a certificate of incorporation and a certificate of corporate domestication stating, among other things, that the domestication and the certificate of incorporation have been approved as provided in the organizational documents of the non-U.S. entity. Section 388 does not provide any separate approval requirements for a domestication. The DGCL also does not provide stockholders with statutory rights of appraisal in connection with a domestication under Section 388.

Under Section 132I of the Companies Act, our discontinuance from Bermuda and continuance in Delaware will not be deemed to operate to create a new legal entity or prejudice or affect our continuity as an existing corporation. Similarly, Section 388 of the DGCL provides that, upon domesticating in Delaware:

•	Sio Gene Therapies shall be deemed to be the same entity as Axovant, and the domestication shall constitute a continuation of the existence of Axovant in the form of Sio Gene Therapies;

•	all rights, privileges and powers, as well as all property, of Axovant shall remain vested in Sio Gene Therapies;

•	all debts, liabilities and duties of Axovant shall remain attached to Sio Gene Therapies and shall be enforceable against Sio Gene Therapies to the same extent as if originally incurred by it; and

•	the domestication shall not be deemed a dissolution of Axovant.

Prior to the Reorganization, Axovant Gene Therapies Ltd. had seven direct and indirect wholly-owned subsidiaries:

•	Axovant Holdings Limited, an entity organized under the laws of England and Wales;

•	Axovant Sciences, Inc., a Delaware corporation;

•	Axovant Sciences GmbH, an entity organized under the laws of Switzerland;

•	Axovant Sciences America, Inc., a Delaware corporation;

•	Axovant Treasury Holdings, Inc., a Delaware corporation;

•	Axovant Treasury, Inc., a Delaware Corporation; and

•	Axovant Sciences Europe Limited, an entity organized under the laws of Ireland.

Following the Reorganization, Sio Gene Therapies Inc. will have three direct and indirect wholly-owned subsidiaries:

•	Axovant Holdings Limited, an entity organized under the laws of England and Wales;

•	Axovant Sciences GmbH, an entity organized under the laws of Switzerland; and

•	Axovant Sciences Europe Limited, an entity organized under the laws of Ireland.

No Change in Business, Operations, Fiscal Year or Employee Plans

The Domestication will effect a change in our jurisdiction of incorporation, and other changes of a legal nature, including changes in our organizational documents. Our consolidated business, operations, assets and liabilities will be the same upon effectiveness of the Domestication as they are prior to the Domestication. However, following the Domestication, the principal executive offices and registered offices of Sio Gene Therapies Inc. will be located at 11 Times Square, 33rd Floor, New York, New York 10036. The fiscal year end of Sio Gene Therapies Inc. following the Domestication will remain at March 31.

Upon effectiveness of the Domestication, all of our obligations will continue as outstanding and enforceable obligations of Sio Gene Therapies.

All Axovant employee benefit plans and agreements will be continued by Sio Gene Therapies. We expect to amend any and all of our share-based benefit plans in accordance with their terms as may be necessary to provide that Sio Gene Therapies common stock will be issued upon the exercise of any options or the payment of any other share-based awards granted under the plans, and otherwise to reflect appropriately the substitution of Sio Gene Therapies common stock for Axovant common shares in connection with the plans, following the Domestication.

No Change in Management or Our Board of Directors

Our executive officers will be the executive officers of Sio Gene Therapies upon effectiveness of the Domestication. Our current executive officers include Pavan Cheruvu, M.D. (Principal Executive Officer), David Nassif (Principal Financial and Accounting Officer, General Counsel) and Gavin Corcoran, M.D. (Chief R&D Officer).

Our board of directors will continue as the board of directors of Sio Gene Therapies following the Domestication. Our board of directors as of October 2, 2020 is comprised of Frank Torti, M.D., Atul Pande, M.D., Pavan Cheruvu, M.D., Berndt Modig, Senthil Sundaram and Eric Venker, M.D., Pharm.D.

In addition, neither the members nor the chairpersons of our Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will change upon effectiveness of the Domestication, nor will our Lead Independent Director’s status change.

Domestication Share Conversion

In the Domestication, each of our currently issued and outstanding common shares will automatically convert by operation of law, on a one-for-one basis, into shares of Sio Gene Therapies common stock. Consequently, upon the effectiveness of the Domestication, each holder of an Axovant common share will instead hold a share of Sio Gene Therapies common stock representing the same proportional equity interest in Sio Gene Therapies as that shareholder held in Axovant and representing the same class of shares. The number of shares of Sio Gene Therapies common stock outstanding immediately after the Domestication will be the same as the number of common shares of Axovant outstanding immediately prior to the Domestication.

Sio Gene Therapies will not issue new stock certificates to Sio Gene Therapies stockholders who currently hold any of our share certificates. A shareholder who currently holds any of our share certificates will receive a new stock certificate only upon any future transaction in Sio Gene Therapies common stock that requires the transfer agent to issue stock certificates in exchange for existing share certificates. It is not necessary for shareholders of Axovant to exchange their existing share certificates for share certificates of Sio Gene Therapies. Until surrendered and exchanged, each certificate evidencing Axovant common shares will be deemed for all purposes of the Company to evidence the identical number of shares of Sio Gene Therapies common stock. Holders of uncertificated common shares of Axovant immediately prior to the Domestication will continue as holders of uncertificated common stock of Sio Gene Therapies upon effectiveness of the Domestication.

Similarly, outstanding options, restricted stock units and warrants to acquire Axovant common shares will become options, restricted stock units or warrants to acquire common stock of Sio Gene Therapies. Sio Gene Therapies will not issue new options, restricted stock units or warrants to acquire Sio Gene Therapies common stock until such future transaction that requires the issuance of options, restricted stock units or warrants to acquire Sio Gene Therapies common stock in exchange for existing options, restricted stock units or warrants to acquire Axovant shares. Until surrendered and exchanged, each option, restricted stock unit or warrant to acquire Axovant common shares will be deemed for all purposes of the Company to evidence an option, restricted stock unit or warrant to acquire the identical number of shares of Sio Gene Therapies common stock.

Comparison of Shareholder Rights

Upon effectiveness of the Domestication, the rights of stockholders of Sio Gene Therapies will arise under the new certificate of incorporation and bylaws of Sio Gene Therapies as well as Delaware law. Those organizational documents and Delaware law contain provisions that differ in some respects from those in our current organizational documents and Bermuda law and, therefore, some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. For example, under Bermuda law, holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. No similar right is available under Delaware law. Also, while class actions and derivative actions are generally not available to shareholders under Bermuda law, such actions are generally available under Delaware law. Additionally, there are differences between the new organizational documents of Sio Gene Therapies and the current organizational documents of Axovant. For example, while our current bye-laws contain provisions regarding “business combinations” and “interested shareholders” that will be substantially similar in effect to the provisions of Section 203 of the DGCL, the new Sio Gene Therapies bylaws will not contain provisions similar to the business combination provisions in our current bye-laws. In addition, while our current bye-laws require approval of our shareholders to amend any provision of the bye-laws, the new Sio Gene Therapies bylaws may generally be amended by the board of directors of Sio Gene Therapies, as permitted under the DGCL. However, our stockholders will have substantially similar voting rights because the provisions of Section 203 will apply upon effectiveness of the Domestication. For a more detailed description of your rights as a stockholder of Sio Gene Therapies and how they may differ from your rights as a shareholder of Axovant, see “Description of Capital Stock—Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION

This section describes the material U.S. federal income tax consequences of the Domestication to holders of our common shares (hereinafter “Shares”) and/or our warrants. It applies to you only if you hold our Shares or warrants as capital assets for U.S. federal income tax purposes (generally, property held for investment). This section is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s circumstances, nor does it address tax consequences applicable to holders subject to special rules, including:

•	a dealer in securities;

•	a financial institution or financial services entity;

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

•	a tax-exempt organization or government organization;

•	a life insurance company, real estate investment trust or regulated investment company;

•	a controlled foreign corporation or passive foreign investment company;

•	a person liable for alternative minimum tax;

•	a U.S. expatriate or former long-term resident of the United States;

•	a person that actually or constructively owns 10% or more of our Shares, by vote or value, or is treated as actually or constructively owning 10% or more of our Shares, by vote or value through ownership of warrants (except as specifically provided below);

•	a partnership (or other pass-through entity or arrangement treated as a pass-through entity) for U.S. federal income tax purposes, or a beneficial owner of a partnership or other pass-through entity;

•	a person that received Shares or warrants as compensation for services;

•	accrual method taxpayers subject to Section 451(b) of the Code;

•	a person that holds our Shares or warrants as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings by the IRS and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as estate or gift tax laws or the Medicare tax on net investment income), nor does it address any aspects of U.S. state, local or non-U.S. taxes.

We have not and do not intend to seek any rulings from the IRS regarding the Domestication and as a result there can be no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are different from those discussed below, or that any such different positions would not be sustained by a court.

You are a U.S. holder if you are a beneficial owner of our Shares or our warrants and you are, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof (including the District of Columbia),

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “non-U.S. holder” is a beneficial owner of our Shares or warrants that is, not a “U.S. holder” or a partnership (including any entity or arrangement treated as a pass-through) for U.S. federal income tax purposes.

If a partnership (or other entity or arrangement treated as a pass-through) for U.S. federal income tax purposes holds our Shares and/or warrants, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships (or other entities or arrangements treated as a pass-through) for U.S. federal income tax purposes holding our Shares and/or warrants and persons that are treated as partners of such partnerships should consult their own tax advisors as to the particular U.S. federal income tax consequences of owning our Shares and/or warrants.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR SHARES AND/OR WARRANTS AND THE SHARES AND/OR WARRANTS OF SIO GENE THERAPIES IN YOUR PARTICULAR CIRCUMSTANCES.

Treatment of Warrants

Although it is not entirely free from doubt, because the warrants are pre-funded warrants, we believe a warrant should be treated as a common share for U.S. federal income tax purposes and a holder of warrants should generally be taxed in the same manner as a holder of common shares, as described below (and such warrants should be taken into account in determining the percentage ownership of a holder for purposes of the discussion below). However, our characterization is not binding on the IRS, and the IRS may treat our warrants as warrants to acquire our common shares. If so, the tax consequences of the Domestication and the ownership and disposition of Sio Gene Therapies warrants may differ from the treatment described below. Accordingly, each holder of warrants should consult his, her or its own tax advisor regarding the potential consequences of the Domestication. The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes and all references to Shares include Axovant warrants and all references to Delaware Stock (as defined below) include Sio Gene Therapies warrants.

U.S. Holders

Effects of the Domestication

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code. Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, Axovant will change its jurisdiction of incorporation from Bermuda to Delaware. We intend to take the position that the Domestication will qualify as an F Reorganization; however, Cooley LLP has not provided an opinion to the effect that the Domestication will qualify as a reorganization under Section 368(a)(1)(F) of the Code for U.S. federal income tax purposes. Moreover, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, each U.S. holder is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such holder

Assuming the Domestication qualifies as an F Reorganization, U.S. holders generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the caption headings “Effects of Section 367 to U.S. Holders” and “Passive Foreign Investment Company Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if Axovant (i) transferred all of its assets and liabilities to Sio Gene Therapies in exchange for all of the outstanding common stock of Sio Gene Therapies (hereinafter “Delaware Stock”); (ii) then distributed the Delaware Stock to the shareholders of Axovant; and (iii) the shareholders of Axovant exchanged their Shares for the Delaware Stock. The taxable year of Axovant will be deemed to end on the date of the Domestication. The remainder of this discussion assumes that the Domestication constitutes a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

Basis and Holding Period. A U.S. holder’s adjusted basis in the Delaware Stock received in the Domestication will be equal to the U.S. holder’s adjusted basis in its Shares, as the case may be, surrendered in exchange therefore, increased by the amount included in income of such U.S. holder (if any) as a result of Section 367 of the Code (as discussed below). The U.S. holder’s holding period in the Delaware Stock, respectively, received in the Domestication will include the period of time during which such holder held its Shares.

Effects of Section 367 to U.S. Holders

U.S. Holders Whose Shares Have a Fair Market Value of Less Than $50,000. A U.S. holder whose Shares have a fair market value of less than $50,000 on the day of the Domestication will not recognize any gain or loss and is not required to include any part of the “all earnings and profits amount” (as defined below) in income and no election (as described below) is required.

U.S. Holders Holding Shares Which Have 10% or More of the Voting Power of Axovant or 10% or More of the Total Value of Axovant. A U.S. holder who on the day of the Domestication beneficially owns (directly, indirectly or constructively) 10% or more of (i) the total combined voting power of all classes of our shares entitled to vote on the day of the Domestication or (ii) the total value of all classes of shares (a “U.S. Shareholder”) is required to include in income as a dividend the “all earnings and profits amount” attributable to the Shares it owns, within the meaning of Treasury Regulation Section 1.367(b)-2(d). A U.S. holder’s “all earnings and profits amount” with respect to its Shares is the net positive earnings and profits of Axovant (as determined under Treasury Regulations under Section 367) attributable to the Shares (as determined under Treasury Regulations under Section 367) but without regard to any gain that would be realized on a sale or exchange of such Shares. Treasury Regulations under Section 367 provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

We, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication. We cannot, however, guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. A U.S. holder’s ownership of warrants will be considered in determining whether such U.S. holder owns 10% or more of the total combined voting power or value of all classes of our shares. Complex attribution rules apply in determining whether a U.S. holder owns 10% or more of the total combined voting power of all classes of our shares entitled to vote or 10% of the total value of all classes of shares for U.S. federal tax purposes. U.S. HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS.

All Other U.S. Holders of Shares. A U.S. holder whose Shares have a fair market value of $50,000 or more but is not a U.S. Shareholder must generally recognize gain (but not loss) with respect to the Delaware Stock received in the Domestication or, alternatively, may elect to recognize the “all earnings and profits” amount (if any) attributable to such holder as described below. Unless a U.S. holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Delaware Stock received in the Domestication in an amount equal to the excess of the fair market value of the Delaware Stock received at the time of the Domestication over the holder’s adjusted tax basis in the Shares that are converted into Delaware Stock. Any such gain should be capital gain if the holder held the Shares as capital assets and should be long-term capital gain if the holder held the Shares for longer than one year.

As an alternative to recognizing gain, a U.S. holder may elect to include in income the “all earnings and profits amount” attributable to its Shares under Section 367(b). The income so included pursuant to this election (if any) generally would be treated as dividend income. We, in consultation with our tax return preparer, do not expect that Axovant’s cumulative earnings and profits will be greater than zero through the day of the Domestication, and therefore, the amount of the inclusion may potentially be zero. We cannot, however, guarantee that we will not have positive cumulative earnings and profits on the day of the Domestication. If our cumulative earnings and profits will not be greater than zero through the day of the Domestication, the making of an election to include the “all earnings and profits amount” into income as a dividend generally would be advantageous to U.S. holders who would otherwise recognize gain with respect to our Shares in the Domestication. WE STRONGLY URGE EACH SUCH U.S. HOLDER TO CONSULT ITS OWN TAX ADVISOR.

There are, however, strict conditions for making this election. The election must comply with the requirements of Treasury Regulation Sections 1.367(b)-1(c) and 1.367(b)-3(c)(3) and must include, among other things: (i) a statement that the Domestication is a Section 367(b) exchange, (ii) a complete description of the Domestication, (iii) a description of any stock, securities or other consideration transferred or received in the Domestication, (iv) a statement describing the amounts required to be taken into account for U.S. federal income tax purposes, (v) a statement that the U.S. holder is making the election that includes (A) a copy of the information that the U.S. holder received from us establishing and substantiating the U.S. holder’s “all earnings and profits” amount with respect to the U.S. holder’s Shares, and (B) a representation that the U.S. holder has notified Axovant Gene Therapies Ltd. (or its successor in interest) that the U.S. holder is making the election, and (vi) certain other information required to be furnished with the U.S. holder’s tax return or otherwise furnished pursuant to the Code or the regulations thereunder. Additionally, the notice/election must be attached by the U.S. holder to its timely filed U.S. federal income tax return for the year of the Domestication, and the U.S. holder must send notice to us of the election no later than the date it is filed. In connection with the election, we intend to provide all U.S. holders eligible to make such an election with information regarding Axovant’s earnings and profits upon request.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING WHETHER TO MAKE THIS ELECTION AND, IF THE ELECTION IS DETERMINED TO BE ADVISABLE, THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO THIS NOTICE/ELECTION.

Passive Foreign Investment Company Considerations

In addition to the discussion under the heading “Effects of Section 367 to U.S. Holders,” above, the Domestication could be a taxable event to a U.S. holder if we are characterized as a passive foreign investment company (“PFIC”) in our current taxable year ending on the date of the Domestication, or in a prior taxable year in which a U.S. holder owned Shares.

Generally, if, for any taxable year, at least 75% of our gross income is passive income, or at least 50% of the value (determined on the basis of a quarterly average) of our assets is attributable to assets that produce passive income or are held for the production of passive income, including cash, we would be characterized as a PFIC for U.S. federal income tax purposes. For purposes of these tests, passive income includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. Additionally, a look-through rule generally applies with respect to 25% or more owned subsidiaries.

Our status as a PFIC will depend on the nature and composition of our income and the nature, composition and value of our assets from time to time. With respect to the taxable year that ended on March 31, 2020, and prior taxable years, we believe that we were not a PFIC and presently do not anticipate that we will be a PFIC for the current taxable year ending on the date of the Domestication based upon the expected value of our assets, including any goodwill, and the expected nature and composition of our income and assets. However, our status as a PFIC is a fact-intensive determination made on an annual basis, and we cannot provide any assurances regarding our PFIC status for the current or prior taxable years. There can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. In the event we are or were treated as a PFIC for any taxable year the tax consequences discussed herein may be different.

All U.S. holders are strongly urged to consult their own tax advisors regarding the tax consequences of the Domestication, including how the application of the PFIC rules (including if we were treated as a PFIC) may alter the tax consequences to them. Our U.S. counsel expresses no opinion with respect to our PFIC status for our current or prior taxable years. We will determine whether we were a PFIC or not for our taxable year ending on the date of the Domestication and make such determination available to U.S. holders.

Non-U.S. Holders

Effects of the Domestication to Non-U.S. Holders

We do not expect the Domestication to result in any U.S. tax consequences to non-U.S. holders of our Shares.

Consequences to Non-U.S. Holders Owning and Disposing of the Stock of Sio Gene Therapies After the Domestication

Distributions. Generally, any cash or other property distributions paid to a non-U.S. holder on the Delaware Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s tax basis in Delaware Stock, but not below zero. Any excess will be treated as gain realized on the sale or other disposition of Delaware Stock and will be treated as described under the section titled “Gain on Disposition of Stock” below.

Subject to the discussions below regarding effectively connected income, backup withholding and Sections 1471 through 1474 of the Code (commonly referred to as FATCA), dividends paid to a non-U.S. holder of Delaware Stock generally will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends or such lower rate specified by an applicable income tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish us or our paying agent with a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) and satisfy applicable certification and other requirements. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Non-U.S. holders that do not provide the required certification on a timely basis, but that qualify for a reduced treaty rate may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds Delaware Stock in connection with the conduct of a trade or business in the United States, and dividends paid on our Delaware Stock are effectively connected with such holder’s U.S. trade or business (and are attributable to such holder’s permanent establishment in the United States if required by an applicable tax treaty), the non-U.S. holder will be exempt from U.S. federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish a valid IRS Form W-8ECI (or applicable successor form) to the applicable withholding agent.

However, any such effectively connected dividends paid on Delaware Stock generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Gain on Disposition of Stock. Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a disposition of the Delaware Stock unless:

•	the gain is “effectively connected” with the non-U.S. holder’s conduct of a trade or business in the U.S., and if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States,

•	the non-U.S. holder is an individual, the non-U.S. holder holds the Delaware Stock as a capital asset, the non-U.S. holder is present in the U.S. for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	Sio Gene Therapies becomes a U.S. real property holding corporation (a “USRPHC”) for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for the Delaware Stock, and the Delaware Stock is not regularly traded on an established securities market during the calendar year in which the sale or other disposition occurs.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates in the same manner as if such holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Gain described in the second bullet point above will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by certain U.S.-source capital losses (even though the individual is not considered a resident of the United States), provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

We do not anticipate becoming a USRPHC after the Domestication. However, the determination of whether a corporation is a USRPHC is primarily factual and there can be no assurance that such facts will not change or that the IRS or a court will agree with our determination. If we are a USRPHC and either our Delaware Stock is not regularly traded on an established securities market or a non-U.S. holder holds, or is treated as holding, more than 5% of our outstanding Delaware Stock, directly or indirectly, during the applicable testing period, such non-U.S. holder will generally be taxed on any gain in the same manner as gain that is effectively connected with the conduct of a U.S. trade or business, except that the branch profits tax generally will not apply. If we are a USRPHC and our Delaware Stock is not regularly traded on an established securities market, a non-

U.S. holder’s proceeds received on the disposition of Delaware Stock will also generally be subject to withholding at a rate of 15%. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible consequences to them if we are, or were to become, a USRPHC.

Information Reporting Requirements and Backup Withholding

Annual reports are required to be filed with the IRS and provided to each holder indicating the amount of dividends on our Delaware Stock paid to such holder and the amount of any tax withheld with respect to those dividends. These information reporting requirements apply even if no withholding was required. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption. Backup withholding may apply if the payor has actual knowledge, or reason to know, that the holder is a U.S. person who is not an exempt recipient.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Foreign Account Tax Compliance Act

FATCA imposes a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally imposes a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. FATCA currently applies to dividends paid on our Delaware Stock. Under applicable Treasury Regulations and administrative guidance, withholding under FATCA would have applied to payments of gross proceeds from the sale or other disposition of our Delaware Stock, but under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.

DESCRIPTION OF CAPITAL STOCK

The following description of the Sio Gene Therapies capital stock reflects our capital stock as it will exist upon completion of the Domestication, as governed by our new certificate of incorporation and bylaws and by Delaware law. This description is a summary. We urge you to read the forms of the new certificate of incorporation and bylaws of Sio Gene Therapies in their entirety, which are attached as Appendix A and Appendix B to the prospectus included in our registration statement on Form S-4 (File No. 333-249279), filed with the SEC on October 2, 2020.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 49659. We were incorporated on October 31, 2014 under the name Roivant Neurosciences Ltd. We changed our name to Axovant Sciences Ltd. in March 2015 and to Axovant Gene Therapies Ltd. in March 2019. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

Authorized Share Capital

Until the effective date of the Domestication (the “Effective Time”), Axovant will not have any Delaware capital stock and will not exist as a Delaware entity. Upon the Effective Time, Sio Gene Therapies’s authorized capital stock will consist of 1,000,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock

As of June 30, 2020, Axovant had 40,973,380 common shares outstanding. Upon effectiveness of the Domestication, each common share of Axovant will automatically convert by operation of law into one share of common stock of Sio Gene Therapies.

As of June 30, 2020, Axovant had reserved 5,589,437 of its 1,000,000,000 authorized common shares for issuance under its existing share-based compensation and other benefit plans, subject to increase in accordance with the terms of such plans, and upon effectiveness of the Domestication, Sio Gene Therapies will reserve a similar number of its 1,000,000,000 authorized shares of common stock for such issuances.

Sio Gene Therapies’s common stock will carry the following rights:

•	Voting. Each holder of Sio Gene Therapies common stock will generally be entitled to one vote for each share of common stock owned of record on all matters submitted to a vote of stockholders of Sio Gene Therapies. Except as otherwise required by law, holders of common stock (as well as holders of any preferred stock entitled to vote with the common stockholders) will generally vote together as a single class on all matters presented to the stockholders for their vote or approval, including the election of directors. There will be no cumulative voting rights with respect to the election of directors or any other matters.

•	Dividends and distributions. The holders of Sio Gene Therapies common stock will have the right to receive dividends and distributions, whether payable in cash or otherwise, as may be declared from time to time by its board of directors, from legally available funds.

•	Liquidation, dissolution or winding up. In the event of the liquidation, dissolution or winding-up of Sio Gene Therapies, holders of its common stock will be entitled to share equally in the assets available for distribution after payment of all creditors and the liquidation preferences of its preferred stock (if any).

•	Restrictions on transfer. Neither the new Sio Gene Therapies certificate of incorporation nor Sio Gene Therapies’s bylaws contain any restrictions on the transfer of its common stock. However, in the case of any transfer of shares, there may be restrictions imposed by applicable securities laws or by the terms of restricted share award grants.

•	Redemption, conversion or preemptive rights. Holders of Sio Gene Therapies common stock have no redemption rights, conversion rights or preemptive rights to purchase or subscribe for Sio Gene Therapies securities.

•	Other provisions. There will be no redemption provisions or sinking fund provisions applicable to the common stock of Sio Gene Therapies.

In addition, among other things, the new Sio Gene Therapies certificate of incorporation and bylaws will:

•	provide that the authorized number of directors may be changed only by resolution of our board of directors;

•	provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least a majority of the voting power of all of our then-outstanding shares of the capital stock entitled to vote generally at an election of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders or by written consent or electronic transmission;

•	provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•	provide that special meetings of our stockholders may be called only by the chairperson of our board of directors, our principal executive officer, by our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors, any two directors or any director and the secretary; and

•	not provide for cumulative voting rights, therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose.

The amendment of any of these provisions in the new Sio Gene Therapies certificate of incorporation would require approval by the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class. The amendment of any of these provisions in the new Sio Gene Therapies bylaws would require approval by either (i) the holders of at least a majority of the voting power of all of our then-outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class, or (ii) the majority of our directors then in office.

The rights, preferences, and privileges of the holders of the Sio Gene Therapies common stock will be subject to, and may be negatively impacted by, the rights of the holders of any series of preferred stock of Sio Gene Therapies.

Outstanding Warrants

As of June 30, 2020, we had outstanding pre-funded warrants to purchase 3,301,998 common shares. Upon the completion of the Domestication, the common shares underlying each warrant will automatically convert into an equal number of shares of common stock, and the warrants will remain exercisable on the same basis as before the Domestication.

The pre-funded warrants will not expire until they are fully exercised. The pre-funded warrants are exercisable at any time until they are fully exercised. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and payment of the exercise price. No fractional common shares will be issued in connection with the exercise of a pre-funded warrant. The exercise price of our shares of common stock purchasable upon the exercise of the pre-funded warrants is $0.00001 per share. The exercise price of the pre-funded warrants and the number of shares of common stock issuable upon exercise of the pre-funded warrants is subject to appropriate adjustment in the event of certain dividends and distributions, share splits, share combinations, reclassifications or similar events affecting our common shares, as well as upon any distribution of assets, including cash, shares or other property, to our shareholders. The exercise price of the pre-funded warrants will not be adjusted below the par value of our shares of common stock. Subject to applicable laws, the pre-funded warrants may be offered for sale, sold, transferred or assigned without our consent.

We may not effect the exercise of any pre-funded warrant, and a holder will not be entitled to exercise any portion of any pre-funded warrant that, upon giving effect to such exercise, would cause: (i) the aggregate number of common shares beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the number of common shares outstanding immediately after giving effect to the exercise; or (ii) the combined voting power of our securities beneficially owned by such holder (together with its affiliates) to exceed 9.99% of the combined voting power of all of our securities outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. However, any holder of a pre-funded warrant may decrease such percentage upon at least 61 days’ prior written notice from the holder to us.

Upon the consummation of a fundamental transaction (as described in the pre-funded warrants, and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding shares of common stock, or any person or group becoming the beneficial owner of 50% of the voting power of our outstanding shares of common stock), the holders of the pre-funded warrants will be entitled to receive, upon exercise of the pre-funded warrants, the kind and amount of securities, cash or other property that such holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction, without regard to any limitations on exercised contained in the pre-funded warrants. Notwithstanding the foregoing, in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination of cash and marketable securities, then each pre-funded warrant shall automatically be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

Preferred Stock

Under the the new Sio Gene Therapies certificate of incorporation and bylaws, our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges and restrictions of up to an aggregate of 10,000,000 shares of preferred stock in one or more series and authorize their issuance. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Any issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders would receive dividend payments and payments on liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock will be outstanding immediately following the Domestication. We have no present plans to issue any shares of preferred stock.

Delaware Anti-Takeover Laws and the New Sio Gene Therapies Certificate of Incorporation and Bylaws

The new Sio Gene Therapies certificate of incorporation and bylaws will contain provisions that may prevent or discourage a third party from acquiring Sio Gene Therapies, even if the acquisition would be beneficial to its stockholders. Upon effectiveness of the Domestication, the board of directors of Sio Gene Therapies also will have the authority to fix the rights, powers and preferences of shares of the preferred stock of Sio Gene Therapies and to issue such shares without a stockholder vote.

Upon effectiveness of the Domestication, Sio Gene Therapies will also be subject to Section 203 of the DGCL. Section 203 prohibits Sio Gene Therapies from engaging in any business combination (as defined in Section 203) with an “interested stockholder” for a period of three years subsequent to the time that the stockholder became an interested stockholder unless:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its amended and restated certificate of incorporation or amended and restated bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of these provisions. As a result, mergers or other takeover or change in control attempts of us may be discouraged or prevented.

Such provisions may have the effect of deterring hostile takeovers or delaying changes in control of management or Sio Gene Therapies.

Board of Directors

Similar to our current bye-laws, the bylaws of Sio Gene Therapies provide that the board of directors shall consist of not less than two directors or such number in excess thereof as the stockholders may from time to time determine and that the board of directors may from time to time determine a maximum number of directors. Upon effectiveness of the Domestication, Sio Gene Therapies’s board of directors will have six members.

Additionally, similar to our current bye-laws, the bylaws of Sio Gene Therapies provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting only if written notice of such shareholder’s intent to make such nomination(s) has been received by the Secretary of the Company, generally, not less than 45 nor more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting. Under both the bye-laws of Axovant and the bylaws of Sio Gene Therapies, directors are elected by a plurality of votes cast. After the Domestication, our existing Corporate Governance Policy will continue to apply.

Choice of Forum

The new Sio Gene Therapies certificate of incorporation and bylaws each provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim that is governed by the internal affairs doctrine. These exclusive-forum provisions will not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Our stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, the new Sio Gene Therapies certificate of incorporation and bylaws further provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Differences between the Governing Corporate Law and Organizational Documents for Axovant and Sio Gene Therapies

The rights of our current shareholders are governed by the laws of Bermuda and our existing memorandum of continuance and bye-laws. Upon effectiveness of the Domestication, we will be incorporated in Delaware and will no longer be incorporated in Bermuda or generally subject to the Companies Act. As a result, the rights of stockholders of Sio Gene Therapies will be governed by Delaware law as well as the new Sio Gene Therapies certificate of incorporation and bylaws.

Some of your rights as a stockholder of Sio Gene Therapies could differ from the rights you currently possess as a shareholder of Axovant. The following description summarizes the main differences between the rights our shareholders currently possess under Bermuda law and the Axovant memorandum of continuance and bye-laws, as compared with the rights our shareholders will possess under Delaware law and the new Sio Gene Therapies certificate of incorporation and bylaws as in effect upon effectiveness of the Domestication.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Mergers and similar arrangements

Under the Delaware General Corporation Law, with certain exceptions, a merger, consolidation, sale, lease or transfer of all or substantially all of the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of the shares held by such stockholder (as determined by a court) in lieu of the consideration such stockholder would otherwise receive in the transaction.

The new Sio Gene Therapies certificate of incorporation will not provide for any higher voting requirement with regard to these matters. The new Sio Gene Therapies bylaws will not contain the provisions regarding “business combinations” and “interested stockholders”. However, our stockholders will have substantially similar voting rights because the provisions of Section 203 of the DGCL will apply upon effectiveness of the Domestication. See “Description of Capital Stock—Delaware Anti-Takeover Laws and the New Sio Gene Therapies Certificate of Incorporation and Bylaws.” Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at a general meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. The Axovant bye-laws provide that a merger or an amalgamation (other than with a wholly owned subsidiary or as described below) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person and representing in person or by proxy issued and outstanding voting shares.

The Axovant bye-laws contain provisions regarding “business combinations” with “interested shareholders.” Pursuant to the Axovant bye-laws, in addition to any other approval that may be required by applicable law, any business combination with an interested shareholder within a period of three years after the date of the transaction in which the person became an interested shareholder must be approved by our board of directors and authorized at an annual or special general meeting by the affirmative vote of at least 66 2/3% of our issued and outstanding voting shares that are not owned by the interested shareholder, unless: (i) prior to the time that the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder; or (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our issued and outstanding voting shares at the time the transaction commenced. For purposes of these provisions, “business combinations” include mergers, amalgamations, consolidations and certain sales, leases, exchanges, mortgages, pledges, transfers and other dispositions of assets, issuances and transfers of shares and other transactions resulting in a financial benefit to an interested shareholder.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

An “interested shareholder” is a person that beneficially owns 15% or more of our issued and outstanding voting shares and any person affiliated or associated with us that owned 15% or more of our issued and outstanding voting shares at any time three years prior to the relevant time.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares. Note that each share of an amalgamating or merging companies carries the right to vote in respect of an amalgamation or merger whether or not is otherwise carries the right to vote.

Acquisitions

Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock.	Under Bermuda law, an acquiring party is generally able to acquire compulsorily the common shares of minority shareholders of a company in the following ways:

Upon any such merger, and in the event the parent corporation does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.	• By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

• By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any non-tendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

• Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Shareholders’ suits

Class actions and derivative actions generally are available to stockholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

The new Sio Gene Therapies certificate of incorporation eliminates the liability of directors of Sio Gene Therapies to the stockholders of Sio Gene Therapies under certain circumstances. See “— Indemnification of directors and executive management and limitation of liability” below.

 Class actions and derivative actions in Bermuda are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

The Axovant bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Dissenters’ right of appraisal

With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation. A stockholder may dissent and obtain fair value of shares in connection with certain mergers and consolidations.	A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

Indemnification of directors and executive management and limitation of liability

The Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors (but not other controlling persons) of the corporation for monetary damages for breach of a fiduciary duty as a director, except no provision in the certificate of incorporation may eliminate or limit the liability of a director for:

•      any breach of a director’s duty of loyalty to the corporation or its stockholders;

•      acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•      statutory liability for unlawful payment of dividends or unlawful stock purchase or redemption; or

•      any transaction from which the director derived an improper personal benefit.

The new Sio Gene Therapies certificate of incorporation provides that, to the fullest extent permitted by the DGCL, directors of Sio Gene Therapies shall not be liable to Sio Gene Therapies or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended (whether taken or omitted prior to the Effective Time, in connection with the discontinuance of Axovant in Bermuda or the domestication of Axovant in Delaware or otherwise).

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any proceeding, other than an action by or on behalf of the corporation, because the person is or was a director or officer, against liability incurred in connection with the proceeding if the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation; and the director or officer, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Axovant bye-laws contain provisions that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Axovant bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him or her in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Unless ordered by a court, any foregoing indemnification is subject to a determination that the director or officer has met the applicable standard of conduct:

•     by a majority vote of the directors who are not parties to the proceeding, even though less than a quorum;

•     by a committee of directors designated by a majority vote of the eligible directors, even though less than a quorum;

•     by independent legal counsel in a written opinion if there are no eligible directors, or if the eligible directors so direct; or

•     by the stockholders.

Moreover, a Delaware corporation may not indemnify a director or officer in connection with any proceeding in which the director or officer has been adjudged to be liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for those expenses which the court deems proper.

The new Sio Gene Therapies bylaws also provide that Sio Gene Therapies shall indemnify its directors, employees and agents (and any other persons to which applicable law permits the Corporation to provide indemnification) to the fullest extent possible except as prohibited by Delaware law and provides for advancement of expenses as described above. Sio Gene Therapies will remain obligated on any indemnification obligations with respect to directors and officers of Axovant arising prior to the Domestication.

Directors

The number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation. Directors need not be stockholders unless so required by the certificate of incorporation or bylaws.

The new Sio Gene Therapies certificate of incorporation provides that the number of directors shall be fixed exclusively by resolutions adopted by a majority of the authorized directors.

The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company’s bye-laws.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Directors’ fiduciary duties

A director of a Delaware corporation has a fiduciary duty to the corporation and its stockholders. This duty has two components:

•      the duty of care; and

•      the duty of loyalty.

The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling stockholder and not shared by the stockholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence a breach of one of the fiduciary duties.

Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following elements: (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act also imposes a duty on directors and officers of a Bermuda company to: (i) act honestly and in good faith with a view to the best interests of the company; and (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Interested Directors

Under Delaware law, a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, would not be voidable if (1) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (3) the transaction is fair as to the company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Bermuda law provides that a transaction entered into by us in which a director has an interest will not be voidable by us and such director will not be liable to us for any profit realized pursuant to such transaction as a result of such interest, provided the nature of the interest is disclosed at the first opportunity either at a meeting of directors or in writing to the directors. While we are not aware of any Bermuda case law on the meaning of “first opportunity,” a Bermuda court will likely employ a practical interpretation of those words. Subject to the rules of Nasdaq and applicable U.S. securities laws, the Axovant bye-laws do not require directors to recuse themselves from any discussion or decision involving any contract or proposed contract or arrangement in which the director is directly or indirectly interested so long as the nature of the interest is disclosed, and such director may be counted in the quorum for such meeting.

Shareholder action by written consent

The new Sio Gene Therapies certificate of incorporation provides that any actions which shareholders may take at a general meeting of shareholders may be taken by the shareholders through the unanimous written consent of the shareholders who would be entitled to vote on the matter at the general meeting.

The Companies Act provides that shareholders may take action by written consent, expect in respect of the removal of an auditor from office before the expiry of his term or in respect of a resolution passed for the purpose of removing a director before the expiration of his term of office. A resolution in writing is passed when it is signed by the members of the company who at the date of the notice of the resolution represent such majority of votes as would be required if the resolution had been voted on at a meeting or when it is signed by all the members of the company or such other majority of members as may be provided by the bye-laws of the company.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Shareholder proposals

A stockholder of a Delaware corporation has the right to put any proposal before the annual meeting of stockholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but stockholders may be precluded from calling special meetings.

Consistent with Delaware law, the new Sio Gene Therapies bylaws provide that notice of stockholder nomination for director and other proposals must be given in writing to the secretary of Sio Gene Therapies during a specific period prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive office of Sio Gene Therapies not less than 90 days and nor more than 120 days prior to the anniversary of the date on which the Company held the preceding year’s annual meeting. Notices must include information about the nominee or other proposal, share ownership, any material interest of the proposing stockholder in the proposal and other matters.

Shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in the proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders.

Pursuant to the Axovant bye-laws, any shareholder or shareholders holding or representing not less than 5% of the total voting rights wishing to propose for election as a director someone who is not an existing director or is not proposed by our board of directors must give notice of the intention to propose the person for election in accordance with the Axovant bye-laws.

Special Meeting of Shareholders

Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bylaws to call a special meeting of stockholders. Stockholders are not permitted to call special meetings unless authorized to do so under the corporation’s certificate of incorporation or bylaws.

The new Sio Gene Therapies bylaws permit the board of directors to call a special meeting of stockholders and require the directors of Sio Gene Therapies to, upon a request of stockholders holding not less than one tenth of the voting power of the shares of capital stock of Sio Gene Therapies issued and entitled with to vote at such a meeting, proceed to convene a special meeting of stockholders. The request must state the purposes of the meeting and must be signed by the requesting stockholders and delivered to the registered office of the Company.

Under Delaware law and the new Sio Gene Therapies bylaws, unless otherwise provided under the DGCL, we will be required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at the meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. Under Delaware law, an affidavit of a competent employee of the transfer agent or other agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Under the Axovant bye-laws, a special general meeting of shareholders may be called upon the request of our Chairman, our Chief Executive Officer or our board of directors. In addition, upon receiving a requisition from holders of common shares representing at least ten percent (10%) of the total voting power of our common shares, the board will convene a special general meeting.

Bermuda law requires that shareholders be given at least five days’ advance notice of any general meeting and the Axovant bye-laws provide that not less than 21 days’ notice nor more than 60 days’ advance notice be provided. Under Delaware law, a company is generally required to give written notice of any meeting not less than 10 days nor more than 60 days before the date of the meeting to each shareholder entitled to vote at the meeting.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Voting Rights and Quorum Requirements

Under Delaware law, unless otherwise provided in a company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at a meeting in which a quorum is present is required for stockholder action, and the affirmative vote of a plurality of shares present in person or represented by proxy and entitled to vote at the meeting is required for the election of directors.

The Sio Gene Therapies bylaws will generally provide that all matters to be voted on by stockholders, must be approved by a majority of votes cast at a meeting, provided that if the number of nominees for director exceeds the number of directors to be elected, the directors shall be elected by a plurality of votes cast at a meeting and that the holders of a majority in voting power of the shares issued and entitled to vote at a meeting, present in person or represented by proxy at the commencement of the meeting, shall constitute a quorum for the transaction of all business except as otherwise required by the DGCL. When a quorum is present to organize a meeting, it is not broken by a subsequent withdrawal of any stockholders.

Under Bermuda law, the voting rights of our shareholders are regulated by the Axovant bye-laws and, in certain circumstances, the Companies Act. Generally, except as otherwise provided in the bye-laws or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast.

Any individual who is a shareholder of our company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. The Axovant bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. The specific voting rights of our common shares are set forth in detail under “—Common Shares —Voting Rights.”

Removal of directors

Any or all of the directors of a Delaware corporation may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

The new Sio Gene Therapies certificate of incorporation, however, provides that a director or the entire board of directors may only be removed from office by the stockholders with cause.

Under the Axovant bye-laws, a director may be removed, with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Director vacancies

Under the new Sio Gene Therapies certificate of incorporation and bylaws, subject to the rights of any series of preferred stock, vacancies and newly created directorships resulting from an increase in the number of directors will be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the directors, or by a sole remaining director, and not by the stockholders. If the holders of any class or series of stock are entitled to elect one or more directors, vacancies and newly created directorships of such class or series will be filled by a majority of the directors elected by such class or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders.	Vacancies and new directorships may be filled by a majority vote of shareholders in general meeting or a majority of the directors.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Dissolution; Winding up

Unless the board of directors of a Delaware corporation approves the proposal to dissolve, dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

A Bermuda company may be wound up by the Bermuda court on application presented by the company itself, its creditors (including contingent or prospective creditors) or its contributories. The Bermuda court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the Bermuda court, just and equitable to do so.

A Bermuda company limited by shares may be wound up voluntarily when the shareholders so resolve in general meeting. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration with the Registrar of Companies in Bermuda. In the case of a voluntary winding up, the company shall, from the commencement of the winding up, cease to carry on its business, except so far as may be required for the beneficial winding up thereof.

Variation of rights of shares

A Delaware corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

The new Sio Gene Therapies certificate of incorporation provides that, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of the preferred stock, without a separate vote of any series of preferred stock, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of preferred stock. Further, pursuant to the new Sio Gene Therapies certificate of incorporation, the holders of common stock, as such, shall not be entitled to vote on any amendment of the new certificate of incorporation that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of preferred stock, to vote thereon as a separate class pursuant to the new certificate of incorporation or pursuant to the DGCL as then in effect.

Under the Axovant bye-laws, if at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing issued shares of the relevant class is present. The Axovant bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW

Delaware law provides that the creation or issuance of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of those shares, vary the rights attached to existing shares. In addition, the creation or issuance of preferred stock ranking prior to common stock will not be deemed to vary the rights attached to common stock.

Amendment of Certificate of Incorporation/Memorandum of Association

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the stockholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the stockholders. Delaware law requires that, unless a greater percentage is provided for in the certificate of incorporation, a majority of the outstanding voting power of the corporation is required to approve the amendment of the certificate of incorporation at the stockholders’ meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the powers, preferences or special rights of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s original certificate of incorporation.

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Minister, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued and outstanding share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Amendment of Bylaws/Bye-laws

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation.

The new Sio Gene Therapies certificate of incorporation empowers the board of directors to amend, repeal, or adopt bylaws without stockholder approval by approval of a majority of the authorized number of directors. The stockholders shall also have the power to amend, repeal or adopt the Sio Gene Therapies bylaws, provided that the new Sio Gene Therapies certificate of incorporation will require the vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock entitled to vote to amend the bylaws.

The Axovant bye-laws provide that they may only be amended upon a resolution approved by a majority of the board and a resolution approved by a majority of the shareholders of the company. In addition, no amendment to the Axovant bye-laws may be made which would materially, adversely and disproportionately affect the rights, obligations, powers or preferences of any class of common shares without similarly affecting the rights, obligations, powers or preferences of all other classes of common shares without the majority vote of the shares constituting such class so affected.

DELAWARE CORPORATE LAW	BERMUDA CORPORATE LAW
Inspection of Books and Records

Stockholders of a Delaware corporation, upon written demand under oath stating the purpose thereof, have the right during the usual hours for business to inspect for any proper purpose, and to obtain copies of list(s) of stockholders and other books and records of the corporation and its subsidiaries, if any, to the extent the books and records of such subsidiaries are available to the corporation.

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include the company’s memorandum of association/continuance, including its objects and powers, and certain alterations to the memorandum of association/ continuance. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented to the annual general meeting. The register of members of a company is also open to inspection by shareholders without charge, and by members of the general public on payment of a fee. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Payment of dividends

The board of directors may approve a dividend without stockholder approval. Subject to any restrictions contained in its certificate of incorporation, the board may declare and pay dividends upon the shares of its capital stock either:

•      out of its surplus, or

•      in case there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

Stockholder approval is required to authorize capital stock in excess of that provided in the charter. Directors may issue authorized shares without stockholder approval.

Under Bermuda law, the board of directors may declare a dividend without shareholder approval, but a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under the Axovant bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares.

Creation and issuance of new shares

All creation of shares require the board of directors to adopt a resolution or resolutions, pursuant to authority expressly vested in the board of directors by the provisions of the company’s certificate of incorporation.	The authorized share capital of a Bermuda company is determined by the company’s shareholders.

 Listing

Our common shares are currently listed on Nasdaq under the symbol “AXGT.” We expect the shares of common stock of Sio Gene Therapies to trade on Nasdaq under the symbol “SIOX” after the Domestication.